EXHIBIT 16.1
LETTERHEAD

                   Jones, Jensen & Company, LLC
          Certified Public Accountants and Consultants
                       50 South Main Street
                            Suite 1450
                   Salt Lake City, Utah   84144
                    Telephone: (801) 328-4408
                    Facsimile: (801) 328-4461

December 28, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously the independent accountants for Grand Central
Silver Mines, Inc. (formerly Centurion Mines Corporation).  On
December 23, 1998, we were dismissed as the independent accountants of Grand Central Silver Mines, Inc. (formerly
Centurion Mines Corporation) and we were notified of the dismissal on December 28, 1998.

We have read Grand Central Silver Mines, Inc.'s (formerly
Centurion Mines Corporation) statements included under Item 4 of its Form 8-K dated December 23, 1998, and we disagree with the following representations of the Company:

We disagree with management of the Company as it relates to the proposed accounting treatment of the capitalized mineral property costs.

We also do not consent to the use of our audit report dated
November 26, 1997 as of and for the year ended September 30, 1997 in the September 30, 1998 10-K filing.

Very truly yours,

/s/ Jones, Jensen & Company
Jones, Jensen and Company